Exhibit 99.1

SPX Corporation Declares Spin-Off Dividend of SPX FLOW, Inc. Shares

•                  Record Date: September 16, 2015

•                  Distribution Date: September 26, 2015

•                  Stock Distribution Ratio of 1:1

•                  When-issued Trading Expected to Begin September 14, 2015

CHARLOTTE, N.C., Sept. 8, 2015 /PRNewswire/ — SPX Corporation (NYSE:SPW) today announced the timing and additional details regarding the previously announced spin-off of SPX FLOW, Inc. from SPX Corporation.

The SPX Corporation board of directors has approved the final distribution ratio and declared a pro rata dividend of the outstanding shares of SPX FLOW, Inc. common stock, which will result in the complete legal and structural separation of the two companies.  The distribution is subject to the satisfaction or waiver of certain conditions, including, without limitation, a registration statement on Form 10 for the SPX FLOW, Inc. common stock being declared effective by the U.S. Securities and Exchange Commission.

On the distribution date of September 26, 2015, SPX Corporation shareholders of record as of 5:00 p.m., New York City time, on September 16, 2015, the record date for the distribution, will receive one share of SPX FLOW, Inc. common stock for every share of SPX Corporation common stock they hold on the record date.

No action or payment is required by SPX Corporation shareholders to receive the shares of SPX FLOW, Inc. common stock. Shareholders who hold SPX Corporation common stock on the record date will receive a book-entry account statement reflecting their ownership of SPX FLOW, Inc. common stock or their brokerage account will be credited with the SPX FLOW, Inc. shares. An Information Statement containing details regarding the distribution of the SPX FLOW, Inc. common stock and SPX FLOW, Inc.’s business and management following the SPX FLOW, Inc. spin-off will be mailed to SPX Corporation shareholders prior to the distribution date.

For U.S. federal income tax purposes, SPX Corporation’s U.S. shareholders (other than those subject to special rules) generally should not recognize gain or loss as a result of the distribution of SPX FLOW, Inc. shares. SPX Corporation shareholders are urged to consult with their tax advisors with respect to the U.S. federal, state and local or foreign tax consequences, as applicable, of the SPX FLOW, Inc. spin-off.

Shares of SPX Corporation common stock will continue to trade “regular way” on the NYSE under its current symbol of “SPW” through the last trading day prior to the distribution date of September 26, 2015.  After the distribution date, the shares of SPX common stock will trade “regular way” under the new symbol of “SPXC”.  Beginning on or about September 14, 2015, it is expected that there will be two markets in SPX Corporation common stock on the NYSE: “regular-way” under the old symbol “SPW” and “ex-distribution” under the symbol “SPXC WI.” Prior to the distribution date, shares of SPX Corporation common stock that trade in the “regular-way” market will trade with the right to receive shares of SPX FLOW, Inc. common stock on the distribution date. Shares of SPX Corporation common stock that trade in the “ex-distribution” market, will trade without the right to receive shares of SPX FLOW, Inc. common stock on the distribution date. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling SPX Corporation common stock on or before the distribution date.

It is anticipated that “when-issued” trading on the NYSE in SPX FLOW, Inc. common stock will begin on or about September 14, 2015, under the symbol “FLOW WI.” On September 28, 2015, SPX FLOW, Inc. common stock will begin “regular-way” trading on the NYSE under the symbol “FLOW.”

About the “NEW” SPX Corporation (remaining company):  Based in Charlotte, North Carolina, following the spinoff of its FLOW business, the “NEW” SPX Corporation will be a leading supplier of highly engineered HVAC products, detection and measurement technologies and power equipment.  The “NEW” SPX Corporation is expected to have approximately $2 billion in annual revenues and approximately 6,000 employees worldwide.  Following the spinoff of its FLOW business, SPX Corporation will be listed on the New York Stock Exchange under a new ticker symbol, “SPXC”.  For more information, please visit www.spx.com.

About SPX FLOW, Inc. (spinoff company):  Based in Charlotte, North Carolina, SPX FLOW, Inc. is a leading global supplier of highly engineered flow components, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets.  SPX FLOW, Inc. is expected to have approximately $2.5 billion in annual revenues and approximately 8,000 employees with operations in over 35 countries and sales in over 150 countries around the world.  Following the spinoff, SPX FLOW, Inc. will be listed on the New York Stock Exchange under the ticker symbol “FLOW”.   For more information and the most recent Form 10 filing, please visit www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read this press release in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe”, “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

SOURCE SPX Corporation

Investor Contacts:

For questions regarding the spin transaction and SPX FLOW, Inc., please contact:

Ryan Taylor, VP Communications, Market Insights and Financial Planning

Phone:  704-752-4486

E-mail: investor@spx.com

For questions regarding SPX Corporation, the remaining company, please contact:

Paul Clegg, Vice President, Corporate Finance and Investor Relations

Phone:  980-474-3704

E-mail:  investor@spx.com.